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                                                                   EXHIBIT 99.4


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             ALLOY MANAGEMENT CORP.


         Alloy Management Corp., a Delaware corporation, hereby certifies as follows:

         FIRST. The date of filing of its original certificate of incorporation with the Secretary of State was April 11 , 2000.

         SECOND. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

         FIRST. The name of the Corporation is: Alloy Management Corp.

         SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


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         THIRD. Purpose of the Corporation. The purpose of the Corporation is to engage in the Business, including the provision and development of the Products and Services. Subject to the provisions hereof, the Corporation is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business as set forth in this Article THIRD and for the protection and benefit of the Corporation and its Subsidiaries, including, without limitation, full power and authority, subject to the terms of this Certificate, directly or through its Subsidiaries or Affiliates, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop any property, and lease, sell, transfer and dispose of any property. All capitalized terms used in this Certificate and not otherwise defined shall have the meanings ascribed to them in Article EIGHTH.

         FOURTH. (a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 7,000,000,002 shares, consisting of: (i) 6,000,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"); (ii) 2 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"); and (iii) 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called the "Common Stock." The


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number of authorized shares of any Class or classes of capital stock of the
Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by each of the following, voting separately as a class: the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in matters other than the election of directors ("Voting Stock") irrespective of the provisions of
Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

                  (b)      Terms of Common Stock; Voting; Directors.

                           (i)      Rights and Privileges; Voting Rights. (A)
All shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, and shall be subject to the same qualifications, limitations and restrictions thereof, except as otherwise provided in this Restated Certificate of Incorporation (this "Certificate") or as otherwise required by the DGCL.

                                    (B)      The holders of shares of Common
Stock shall have the following voting rights:

                                             (1)      Each holder of Class A
Common Stock shall be entitled to one vote for each share of Class A Common Stock standing in the name of such holder on the record of stockholders on all matters submitted to a vote of the stockholders of the Corporation, other than the election or removal and replacement of Class B Directors (as defined below).


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                                             (2)      Each holder of Class B
Common Stock shall be entitled to an aggregate number of votes, together with such holder's Ultimate Parent Entity and all holders of Class B Common Stock who have the same such Ultimate Parent Entity ("Affiliated Holders"), for all shares of Class B Common Stock standing in the name of such Affiliated Holder and all other Affiliated Holders on the record of stockholders on all matters submitted to a vote of the stockholders of the Corporation, other than the election, removal and replacement of Class A Directors, with such votes divided as nearly proportional as is practicable among the shares of Class B Common Stock Beneficially Owned by such Affiliated Holders based on the number of shares of Class B Common Stock standing in the name of such holder on the record of stockholders equal to: ten multiplied by the number of LLC Units Beneficially Owned by such Affiliated Holders' Ultimate Parent Entity.

                                             (3)      Except as may be provided
pursuant to resolutions of the Board, adopted pursuant to the provisions of this Certificate and the By-Laws, establishing any series of Preferred Stock and granting to the holders of such shares of Preferred Stock rights to elect additional directors under specified circumstances, and subject to Article FIFTH, clause (c) below, the holders of Class B Common Stock, voting as a separate class, at all times for so long as any shares of Class B Common Stock are outstanding, shall be entitled to elect at least 75% of the total number of directors (each a "Class B Director") and, if such 75% is not a whole number, then the holders of Class B Common Stock shall be entitled to elect the nearest higher


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whole even number of directors that is at least 75% of the total number of directors; provided that, and subject to the exceptions set forth above, until shares of Class A Common Stock are outstanding, the holders of Class B Common Stock shall elect 100% of the directors. Following the time shares of Class A Common Stock become outstanding, the remaining directors shall be elected by the vote of the holders of the Class A Common Stock (each a "Class A Director") (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, as a single Class with such holders of shares of Preferred Stock), voting as a class.

                                             (4)      Except as otherwise
expressly required in this Certificate or the By-Laws or by applicable law, the holders of shares of Common Stock shall vote together as one Class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single Class with such holders of shares of Preferred Stock); provided, however, that the affirmative vote or consent of the holders of all of the outstanding shares of Class B Common Stock, voting separately as a class, shall be required for any amendment, alteration or repeal, whether directly or indirectly through any merger, consolidation, or exchange or similar transaction, of any of the provisions of this Certificate which would alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely.

                                             (5)      In addition to the vote,
if any, as may be required by the DGCL or this Certificate, the vote or consent of the holders of all of the


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outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to repeal, amend or restate this Certificate, whether directly or indirectly through any merger, consolidation, or exchange or similar transaction, in a manner that creates any Class of common stock or preferred stock having more than one vote per share, unless such Class is to be issued in exchange for the Class B Common Stock and does not have more than ten votes per share and the terms of this Section (5) apply to it to the same extent as to the Class B Common Stock.

                                             (6)      Notwithstanding anything
in this Article FOURTH to the contrary, unless an additional series of Common Stock shall be issued, the holders of Class A Common Stock shall have exclusive voting power on all matters upon which, pursuant to this Certificate of Incorporation or applicable laws, the holders of Common Stock are exclusively entitled to vote, at any time when no shares of Class B Common Stock are issued and outstanding.

                                             (7)      Notwithstanding anything
in this Article FOURTH to the contrary, unless an additional series of Common Stock shall be issued, the holders of Class B Common Stock shall have exclusive voting power on all matters upon which, pursuant to this Certificate or applicable laws, the holders of Common Stock are exclusively entitled to vote, at any time when no shares of Class A Common Stock are issued and outstanding.

                                             (8)      Wherever any provision of
this Certificate sets forth a specific percentage of the shares outstanding and entitled to vote


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which is required for approval or ratification of any action upon which the vote of the stockholders is required or may be obtained, such provision shall mean such specified percentage of the votes entitled to be cast by holders of shares then outstanding and entitled to vote on such action.

                                             (9)      There shall be no
cumulative voting.

                                             (10)     In any matter on which
the shares of Class B Common Stock shall be entitled to vote separately as a class, the affirmative vote of all of the shares of Class B Common Stock shall be required to approve such matter.

                           (ii)     Dividends and Distributions.

                                    (A)      Subject to the preferences
applicable to Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon, upon the prior approval of the Strategic Review Committee (as defined below), by the Board from time to time out of assets or funds of the Corporation legally available thereof; provided, that, subject to the provisions of this Article FOURTH, clause (b)(ii)(B), (C) and (D), the Corporation shall not pay stock dividends or distributions to any holders of any Class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.


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                                    (B)      In the case of dividends or other
distributions payable in Class A Common Stock or Class B Common Stock including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of any of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, as the case may be, the number of shares of each Class of Common Stock payable per share of such Class of Common Stock shall be equal in number.

                                    (C)      In the case of dividends or other
distributions consisting of other voting securities of the Corporation or of voting securities of any corporation or other entity which is a subsidiary of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that: (1) the voting rights of each such security paid to the holders of Class B Common Stock, when compared to the voting rights of each such security paid to the holders of Class A Common Stock, shall have proportionate greater voting rights determined pursuant to the same formula as provided in clause
(b)(i)(B)(2) of Article FOURTH above; (2) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same


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terms and conditions applicable to the conversion of Class B Common Stock into
Class A Common Stock and shall have the same restrictions on ownership applicable to the ownership of Class B Common Stock; and (3) the respective voting rights of each such security paid to holders of Class A Common Stock and Class B Common Stock with respect to the election of directors shall otherwise be as comparable as is practicable, as determined by the Board, to those of the Class A Common Stock and Class B Common Stock, respectively.

                                    (D)      In the case of dividends or other
distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation or other entity which is a subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that: (1) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, when compared to the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock, shall have proportionate greater voting rights determined pursuant to the same formula as provided in clause
(b)(i)(B)(2) of Article FOURTH above; (2) such underlying securities paid to the holders of the Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common


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Stock into Class A Common Stock and shall have the same restrictions on ownership applicable to the ownership of the Class B Common Stock; and (3) the respective voting rights of each such underlying security paid to holders of Class A Common Stock and Class B Common Stock with respect to the election of directors shall otherwise be as comparable as is practicable, as determined by the Board, to those of the Class A Common Stock and Class B Common Stock, respectively.

                           (iii)    Conversion of Class B Common Stock.

                                    (A)      Each holder of Class B Common
Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder's Class B Common Stock, on a one-for-one basis, into validly issued, fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation's transfer agent (the "Transfer Agent"), accompanied by a written notice of the record holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and, if any such Class A Common Stock certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, by instruments of transfer, in form reasonably satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly


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authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Article FOURTH, clause (b)(iii)(E) below.

                                    (B)      As promptly as practicable
following the surrender for conversion of certificates representing shares of Class B Common Stock in the manner provided in Article FOURTH, clause
(b)(iii)(A) above, and the payment in cash of any amount required by the provisions of Article FOURTH, clause (b)(iii)(E) below, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock. Upon the date any such conversion is made or effected, all rights of the holder of such shares of Class B Common Stock in respect of such shares shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The Corporation shall not be required to convert Class B Common Stock, and no surrender of Class B Common Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Common Stock for conversion during any period while such books are closed shall be deemed effective for conversion immediately upon


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the reopening of such books, as if the conversion had been made on the date such Class B Common Stock was surrendered.

                                    (C)      In the event of a reclassification
or other similar transaction approved in accordance with Article FIFTH, clause
(j) as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share on such record date shall be entitled to receive the dividend or other distribution payable on such share notwithstanding the conversion thereof or any default in payment of the dividend or distribution due.

                                    (D)      The Corporation shall at all times
reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that are issuable upon the conversion of all outstanding shares of Class B Common Stock; provided that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect


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of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any foreign, federal or state law before such shares of Class A Common Stock may be issued upon conversion and exchange, the Corporation will promptly cause such shares to be registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange or other recognized trading market upon which the outstanding Class A Common stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that are issued upon conversion of shares of Class B Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

                                    (E)      The issuance of certificates for
shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar transfer tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved


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in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

                                    (F)      Shares of Class B Common Stock
that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock and available for reissuance by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Article FOURTH, clause (b)(ii) above and Article FOURTH, clause (b)(iv) below.

                           (iv)     Stock Splits. The Corporation shall not in
any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization, merger or otherwise) or combine (by reverse stock split, reclassification, recapitalization, merger or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined. The Corporation shall cause the Operating Company to adjust the exchange rights for LLC Units accordingly if there is: (A) any subdivision (by any unit split, unit distribution, reclassification, recapitalization, merger or otherwise) or combination (by reverse unit split, reclassification, recapitalization, merger or otherwise) of the LLC Units that is not accompanied by an identical subdivision or combination of the Common Stock; or (B) any subdivision (by any stock split, stock dividend, reclassification, recapitalization, merger or otherwise) or combination (by reverse stock split, stock dividend, reclassification, recapitalization, merger or otherwise) of the Common Stock


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that is not accompanied by an identical subdivision or combination of the LLC
Units; and in each such case, the Corporation shall adjust the conversion rights for the Class B Common Stock accordingly.

                           (v)      Mergers, Consolidation, Etc. In the event
that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into either (A) the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein, or (B) if holders of each class of Common Stock are to receive different distributions of stock, securities, cash and/or any other property (other than as contemplated by clause (b)(iv)(A) of this Article FOURTH), an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board, equal to the value per share into which or for which each share of any other class of Common Stock is exchanged or changed. Further, the Corporation shall not enter into such consolidation,


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merger, combination or other transaction, unless the acquiring entity agrees to preserve all rights of the holders of LLC Units set forth in the LLC Agreement.

                           (vi)     Liquidation Rights. In the event of any
dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Common Stock. For the purposes hereof, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation shall be deemed a voluntary liquidation, dissolution or winding-up of the Corporation, but a consolidation or merger of the corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

                           (vii)    No Preemptive Rights. The holders of shares
of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.


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                  (c)      Preferred Stock.

                           (i)      Shares of Preferred Stock may be issued in
one or more series from time to time by the Board, subject to the prior approval of the Strategic Review Committee, and, subject to the voting and approval procedures set forth in this Certificate, including such approval of the Strategic Review Committee, the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

                                    (A)      the distinctive serial designation
of such series which shall distinguish it from other series;

                                    (B)      the number of shares included in
such series;

                                    (C)      the dividend rate (or method of
determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

                                    (D)      whether dividends on the shares of
such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

                                    (E)      the amount or amounts which shall
be payable out of the assets of the corporation to the holders of the shares of such series upon


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voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

                                    (F)      the price or prices at which, the
period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

                                    (G)      the obligation, if any, of the
corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                                    (H)      whether or not the shares of such
series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other Class or classes or any other series of the same or any other Class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

                                    (I)      whether or not the holders of the
shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms, subject to Article FOURTH, clause
(b)(i)(B)(5) of such voting rights.


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Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any Class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such Class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

                           (ii)     Dividends. Dividends on outstanding shares
of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

                           (iii)    Liquidation Rights. If upon any voluntary
or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed in accordance with the respective priorities and preferential amounts (including unpaid cumulative dividends, if any, and interest thereon, if any) payable with respect thereto, and among shares of any series of Preferred Stock, ratably among the shares of such series.

         FIFTH. (a) The number of Directors shall be fixed only by resolution of the Board from time to time and shall be apportioned among the classes of Common Stock as provided in Article FOURTH, clause (b)(i)(B)(3). If the number of Directors is


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changed, any increase or decrease shall be apportioned among the classes of
Common Stock as provided in Article FOURTH, clause (b)(i)(B)(3). Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                  (b) Subject to the approval procedures in Article FIFTH, clause (j)(i), the Board may from time to time make, amend, supplement or repeal the By-Laws by a vote of a majority of the Board; provided, however, that the stockholders may change or amend or repeal any provision of the By-Laws by each of: (i) the affirmative vote of the holders of a majority of the Voting Stock voting as one class; and (ii) if any Class B Common Stock is issued and outstanding, by the affirmative vote of the holders of all of the Class B Common Stock, voting separately as a class.

                  (c) Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware by hand or by certified mail or registered mail, return receipt requested, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to


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the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this clause (c).

         Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered in the manner required by this by-law to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this clause (c).

                  (d) If none of SBC and BellSouth and their respective wholly-owned Subsidiaries shall own any shares of Class B Common Stock, then the term of all of the Class B Directors shall terminate.

                  (e) Any vacancies resulting from death, resignation, disqualification, removal or other reasons with respect to a Class A Director shall be filled by the affirmative vote of the remaining Class A Directors then in office, even if less than a quorum of the Board. Any vacancies resulting from death, resignation, disqualification, removal or other cause with respect to a Class B Director shall be filled by the remaining Class B Directors, even if less than a quorum, or if there shall not be remaining any Class B Directors, by the holders of Class B Common Stock. In the absence of a sole remaining Class B Director, such vacancies shall be filled by the affirmative vote of the holders of all of the outstanding shares of Class B Common Stock, voting separately as a class. Any director elected in accordance with this clause (e) shall hold office until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified, or until such director's term of office otherwise terminates.

                  (f) If there shall be no Class B Common Stock outstanding, the size of the Board shall be reduced by the number of Class B Directors serving on the Board immediately prior to the time that the Class B Common Stock was no longer outstanding.

                  (g) Removal of Directors. (i) Any Class A Director may be removed at any time, with cause, by a vote of the holders of the Class A Common Stock holding not less than eighty percent (80%) of the votes entitled to be cast for the election of Class A Directors, voting separately as a class, and
(ii) any Class B Director may be removed at any time, with or without cause, only by the affirmative vote of all of the outstanding shares of Class B Common Stock, voting separately as a class.

                  (h) General Powers of the Board of Directors. Subject to Article FIFTH, clause (j), the business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may, subject to the approval procedures of Article FIFTH, clause (j) hereof, exercise all of the powers of the Corporation except as otherwise provided by law or this Certificate. Decisions of the Board shall be by majority vote of the entire Board; provided, that Strategic Decisions specified in Article FIFTH, clause (j) below must be approved by the Strategic Review Committee (as defined in clause (j) below) prior to the approval of the Board in order to be valid acts of the Corporation.

                           (i)      The Board shall meet at least quarterly,
unless the directors determine that the meeting is unnecessary or that a different schedule is appropriate. Special meetings of the Board may be called by any director on at least five (5) Business Days' prior written notice of time and place of such meeting; provided, however, that such notice requirement shall be deemed waived by any director who is present at the commencement of any such special meeting. Regular and special meetings may be held at any place designated from time to time by the Corporation, including meetings by telephone conference.

                           (ii)     Any action required or permitted to be
taken at a meeting of the Board may be taken without a meeting if a written consent setting forth the action so taken is signed (by either manual or facsimile signature) by all Directors. Any such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of such Directors. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. Copies of all such written consents shall be sent promptly to each director.

                  (i)      [Intentionally omitted].

                  (j) Appointment and Powers of Strategic Review Committee. (i) The Board shall establish a four (4) member Strategic Review Committee (the "Strategic Review Committee") consisting of two (2) Class B Directors selected by SBC and two (2) Class B Directors selected by BellSouth, subject to increase as provided in next sentence and to reduction as provided in Article FIFTH, clause (j)(ii) below. Following the time shares of Class A Common Stock become outstanding and the election or appointment of Class A Directors, the Board shall appoint a Class A Director to serve as a member of the Strategic Review Committee and the Strategic Review Committee shall thereafter have five (5) members. The purpose of the Strategic Review Committee shall be to evaluate and decide any matters set forth on Schedule FIFTH, clause (j) attached to this Certificate ("Strategic Decisions"). Strategic Decisions shall be made by the affirmative vote of at least two-thirds of the full number of members of the Strategic Review Committee. The Strategic Review Committee shall have the full authority of the Board, except as is expressly prohibited by the DGCL. Unless expressly prohibited by the DGCL, the decision of the Strategic Review Committee on any Strategic Decision shall be final and binding on the Corporation. In addition, no matter which is a Strategic Decision, whether or not approval of the full Board is required by the DGCL, shall be validly approved by the Board or any committee of the Board unless previously approved by the Strategic Review Committee, and any such action shall not be effective unless and until such action has been approved by the Strategic Review Committee in accordance with this Article FIFTH, clause (j)(i) of this Certificate.

Decisions of the Strategic Review Committee shall be made only at a meeting at which a quorum is present. For a quorum of the Strategic Review Committee to be present, at least one Class B Director nominated by each of SBC, and BellSouth, must be in attendance. After SBC or BellSouth Beneficially Owns (A) less than 10% of the sum of (x) the total issued and outstanding shares of Common Stock, excluding treasury shares and (y) the total outstanding LLC Units, excluding any LLC Units Beneficially Owned by the Corporation (the sum of (x) and (y) being the "Total Outstanding Shares"), or (B) no Class B Common Stock ((A) or
(B) being the "Class B Triggering Event" and the Stockholder that ceases to Beneficially Own 10% of the Total Outstanding Shares or any Class B Common Stock being the "Departing Class B Stockholder"), two directors appointed by the stockholder that is not the Departing Class B Stockholder shall constitute a quorum on the Strategic Review Committee. Any amendment repeal, whether directly or indirectly through any merger, consolidation, or exchange or similar transaction, to this clause (j)(i) shall be subject to the affirmative vote of the holders of all of the outstanding shares of Class B Common Stock, voting separately as a Class and no other stockholders shall be entitled to participate in such vote, except that an amendment to reduce the number of Class A Directors to serve on the Strategic Review Committee shall require the affirmative vote of at least a majority of the issued and outstanding shares of Class A Common Stock, voting separately as a class.

                           (ii)     At any time that a Class B Triggering Event
shall have occurred, then the number of Class B Directors appointed by the Departing Class B

Stockholder on the Strategic Review Committee shall be reduced to zero (0) (and the resulting size of the Strategic Review Committee shall be reduced by two
(2) and no vacancy shall be created) and the term of the Class B Directors selected by such holder of Class B Common Stock shall terminate ten (10) days after the occurrence of the Class B Triggering Event.

                           (iii)    At any time that a Class B Triggering Event
shall have occurred with respect to both SBC and BellSouth, the Strategic Review Committee shall be dissolved as of such time, and this Article FIFTH, clause (j) shall cease to have any effect.

                           (iv)     Vacancies on the Strategic Review Committee
with respect to the Class B Directors that are members of the Strategic Review Committee shall be filled by the affirmative vote of the holders of all of the outstanding shares of Class B Common Stock.

         SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal. For the purposes of this Article SIXTH, the term "director" shall include any member of the Strategic Review Committee serving in such capacity.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

         SEVENTH. The Corporation hereby expressly elects not to be governed by
Section 203 of the DGCL.

         EIGHTH. The following are the definitions used in this Certificate:

         "Advanced Services" shall mean high speed services, such as ADSL (but not cable modems), which enable users to originate and receive high quality voice and data services.

         "Affiliate" shall mean with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under Common Control with such other Person at any time during the period for which the determination of affiliation is being made.

         "Affiliated Holders" shall have the meaning set forth in Article FOURTH, clause (b)(i)(B)(2).

         "Ancillary Agreements" shall mean, collectively, the Agency Agreements, Intellectual Property License Agreement, Registration Rights Agreement, the Resale Agreements, the Stockholders' Agreement, the Management Agreement, Transition Marks Agreement and Transition Services Agreement (each, as defined in the

Contribution Agreement), in each case substantially in the form attached as an Exhibit to the Contribution Agreement.

         "BellSouth" shall mean BellSouth Corporation, a Georgia corporation and the Ultimate Parent Entity and any transferee of BellSouth in accordance with Section 4.1(f) of the LLC Agreement.

         A Person shall be deemed the "Beneficial Owner", and to have "Beneficial Ownership" of, and to "Beneficially Own," any securities as to which such Person is or may be deemed to be the beneficial owner pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, as such rules are in effect on the date of this Agreement, as well as any securities as to which such Person has the right to become Beneficial Owner (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that neither SBC nor BellSouth shall be deemed the "Beneficial Owner" or to have "Beneficial Ownership" of, or to "Beneficially Own," any LLC Units or Common Stock owned by the other party solely by virtue of the rights set forth in the Stockholders Agreement. For purposes of this Certificate, in determining any Person's percentage Beneficial Ownership of the Total Outstanding Shares, any shares of Class A Common Stock which are not actually outstanding but which may be acquired upon exchange of outstanding LLC Units shall be excluded from the determination.

         "Board" shall mean the Board of Directors of the Corporation.

         "Business" shall mean (a) the acquisition, development, ownership and operation of businesses engaged in the Domestic provision of mobile wireless voice and data services utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Satellite Services, Part 27 Service and Paging Services in Puerto Rico and the U.S. Virgin Islands, (b) business activities customarily ancillary to the provision of any of the foregoing services, and (c) the provision of a Package.

         "Business Plan" shall mean the set of detailed one-year and more general five-year plans and projections with respect to Newco. Each Business Plan shall contemplate, among other matters: (a) the markets to be covered; (b) the activities of Newco; (c) amounts that must be invested or otherwise contributed to Newco by its members, whether as capital contributions or loans, during the calendar year following that of the approval of the Business Plan, as well as the estimate for the four years immediately following; and (d) the rates of return and profitability that are expected to be obtained by Newco. The Business Plan shall include, among other matters: (i) market and feasibility studies; (ii) financial and market projections and schedules; (iii) projected balance sheets and financial statements; (iv) projected cash flow;
(v) human resources plan; (vi) projected rates of return; (vii) timetables of additional investments and other contributions and (viii) an annual budget including, among other things, anticipated revenues, expenditures (capital and operating) and cash requirements of Newco for the following year.

         "By-Laws" shall mean the By-Laws of the Corporation.

         "Cellular Service" shall mean mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Subpart H of Part 22 of the FCC Rules and all mobile voice and data services reasonably ancillary thereto.

         "Certificate" shall have the meaning set forth in Article FOURTH, clause (b)(i).

         "Class A Common Stock" shall have the meaning set forth in Article FOURTH, clause (a).

         "Class A Director" shall have the meaning set forth in Article FOURTH, clause (b)(i)(B)(3).

         "Class B Common Stock" shall have the meaning set forth in Article FOURTH, clause (a).

         "Class B Director" shall have the meaning set forth in article FOURTH, clause (b)(i)(B)(3).

         "Class B Triggering Event" shall have the meaning set forth in Article FIFTH, clause (j)(i).

         "Common Stock" shall have the meaning set forth in Article FOURTH, clause (a).

         "Communications Act" shall mean the Communications Act of 1934, as amended.

         "Contribution Agreement" shall mean the Amended and Restated Contribution Agreement, dated as of April 4, 2000, among SBC, BellSouth and the Operating Company.

         "Control" (including the correlative meanings of the terms "Controlled by" and "under Common Control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Corporation" shall mean Alloy Management Corp., a Delaware corporation.

         "CPE" shall mean customer-provided equipment.

         "Departing Class B Stockholder" shall have the meaning set forth in Article FIFTH, clause (j)(i).

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "Domestic" shall mean the fifty states comprising the United States of America, the District of Columbia, the U.S. Virgin Islands and the Commonwealth of Puerto Rico, but excluding all other territories and possessions of the United States of America.

         "Entity" shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture organization, entity or business.

         "FCC" shall mean the Federal Communications Commission or the successor agency thereof.

         "FCC Rules" shall mean any applicable rules and regulations of the FCC.

         "Indebtedness" shall mean, with respect to any Person, (i) all indebtedness and obligations of or assumed by such Person in respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person, but which is secured by a Lien on any asset of such Person) or evidenced by a promissory note, bond, debenture, letter of credit reimbursement agreement or other written obligations to pay money for money borrowed; (ii) any indebtedness or obligation of others secured by a Lien on any asset of such Person, whether or not such indebtedness or obligation is assumed by such Person; (iii) any guaranty, endorsement, suretyship or other undertaking pursuant to which such Person may be liable on account of any obligation of any third party other than a Subsidiary of such Person; (iv) indebtedness for the deferred purchase price of property or services; (v) obligations of such Person incurred in connection with entering into a lease which, in accordance with GAAP, should be capitalized; (vi) payments to be made pursuant to Section 2.11 of the Contribution Agreement; and (vii) the similar indebtedness or obligations of a partnership or joint venture in which such Person is a general partner or joint venturer.

         "LLC Agreement" shall mean the Limited Liability Company Agreement of the Operating Company, dated as of October 2, 2000, as amended from time to time.

         "LLC Units" shall mean membership units in the Operating Company.

         "Network Services" shall mean Telephone Exchange Service, Exchange Access Service, Private Line Service, ISP Service, InterLATA Services and Dedicated Lines. For the purpose of this definition, the term Exchange Access Service shall have the meaning set forth in Section 3 of the Communications Act.

         "Operating Company" shall mean Alloy LLC, a Delaware limited liability company, or any successor entity thereto.

         "Package" shall mean the marketing, sale, resale, or any other mode of selling a package of services, comprised of (x) one or more of Cellular Service, PCS Service, Wireless Data Service and/or Part 27 Service, and business activities customarily ancillary to the provision of any of the foregoing services, in combination, whether for a single price or otherwise, with (y) any other Telecom Service (or other product or service) of a third party (which may be provided by SBC, BellSouth or their respective Subsidiaries and Affiliates).

         "Paging Service" shall mean the provision of Domestic one and two-way paging and radiotelephone service pursuant to licenses issued by the FCC pursuant to Subpart E of Part 22 of the FCC Rules and Subpart P of Part 90 of the FCC Rules and all one- and two-way paging and radiotelephone services reasonably ancillary thereto.

         "Part 27 Service" shall mean mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Part 27 of the FCC Rules and all mobile voice and data services reasonably ancillary thereto, other than with respect to the provision of multi-channel video programming service and data services reasonably ancillary thereto.

         "PCS Service" shall mean mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Part 24 of the FCC Rules regardless of the frequency block designated by the FCC under 47 C.F.R. ss. 24.229 and all mobile voice and data services reasonably ancillary thereto.

         "Person" shall mean any natural person or Entity.

         "Preferred Stock" has the meaning set forth in Article FOURTH, clause
(a).

         "PSTN" shall mean public switched telephone network.

         "Products and Services" shall mean the creation and provision by the Corporation and the Operating Company of Wireless Services, including wireless voice and data services in a Package with Network Services and products, on the local, regional and national level and any activities related thereto.

         "Satellite Services" shall mean mobile wireless voice and data services (other than multi-channel video services and data services reasonably ancillary thereto) provided via fixed or non-geostationary satellite, directly or indirectly pursuant to licenses issued by the FCC pursuant to Part 25 of the FCC Rules and all mobile wireless voice and data services reasonably ancillary thereto that are also provided via fixed or non-geostationary satellite.

         "SBC" shall mean SBC Communications Inc., a Delaware corporation and the Ultimate Parent Entity of any transferee of SBC in accordance with Section 4.1(f) of the LLC Agreement.

         "Stockholders Agreement" shall mean the Stockholders Agreement dated as of October 2, 2000 by and among SBC Communications Inc., BellSouth Corporation and the Corporation, as amended from time to time.

         "Strategic Decisions" shall have the meaning set forth in Article FIFTH, clause (j)(i) of this Certificate.

         "Strategic Review Committee" shall have the meaning set forth in Article FIFTH, clause (j)(i).

         "Subsidiary" shall mean, as to any Person, any Person (i) of which such Person directly or indirectly owns securities or other equity interests representing fifty percent or more of the aggregate voting power, (ii) of which such Person possesses fifty percent or more of the right to elect directors or Persons holding similar positions or (iii) which such Person Controls directly or indirectly through one or more intermediaries; it being understood that with respect to the Corporation, the Operating Company shall be deemed a Subsidiary.

         "Telecom Services" shall mean any of the following products or services: (a) Advanced Services, Information Service, InterLATA Service, Telephone Exchange

Service, Electronic Publishing Service, or any other Telecommunications Service (other than Cellular Service, Paging Service, PCS Service, Wireless Data Services and/or Part 27 Service); (b) all current and future ancillary services offered in conjunction with any of the services listed in (a), including, but not limited to, voice mail, caller ID, call waiting, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) security services, virtual private networks and associated CPE; and (d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and the PSTN (including IP telephony, IP fax, unified messaging and Internet call waiting and associated CPE). For the purpose of this definition, the terms Information Service, InterLATA Service, Telephone Exchange Service and Telecommunications Service each have the meaning set forth in Section 3 of the Communications Act and the term Electronic Publishing Service has the meaning set forth in Section 274(h) of the Communications Act.

         "Total Outstanding Shares" shall have the meaning set forth in Article FIFTH, clause (j)(i).

         "Transfer Agent" shall mean the transfer agent of the Corporation.

         "Ultimate Parent Entity" shall mean, with respect to any Entity that is a Subsidiary of a Person, the Person that, directly or indirectly, Beneficially Owns at least 50% of the Voting Securities of such Subsidiary and is not a Subsidiary of any Person.

         "Voting Securities" shall mean any securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity of any partnership, limited liability company or other Entity, including the voting rights attached to such securities.

         "Voting Stock" shall have the meaning set forth in Article FOURTH, clause (a).

         "Wireless Business" shall mean a business engaged in the provision of mobile wireless voice and data services utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Paging Service in Puerto Rico and the U.S. Virgin Islands, Satellite Services and Part 27 Service.

         "Wireless Data Service" shall mean the provision of Domestic Wireless data service pursuant to licenses issued by the FCC pursuant to Subpart E and H of Part 22 of the FCC Rules and Subpart S of Part 90 of the FCC Rules and all messaging and data services customarily ancillary thereto.

         "Wireless Services" shall mean the mobile wireless and data products offered by a Wireless Business.

         IN WITNESS WHEREOF, Alloy Management Corp. has caused this Amended and Restated Certificate, which has been duly adopted by the Board and consented to in writing and authorized by the holders of all of the issued and outstanding shares entitled to vote thereon and was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, to be signed and attested as of the 2nd day of October, 2000.


                                    ALLOY MANAGEMENT CORP.


                                    By:      /s/ Mark L. Feidler
                                       ----------------------------------------
                                    Name:  Mark L. Feidler
                                    Title:    Chief Operating Officer

                           SCHEDULE FIFTH, CLAUSE (J)

                   MATTERS FOR THE STRATEGIC REVIEW COMMITTEE

(Except as indicated below, capitalized terms used and not defined in this Schedule shall have the respective meanings ascribed thereto in the Restated Certificate of Incorporation to which this Schedule is attached.)

1. Business Plan. Approval of any Business Plan with respect to the Corporation or its Subsidiaries (other than the initial Business Plan) or any modification thereof or amendment to any Business Plan.

2. Officers. Appointment of the Chief Executive Officer and the Chief Financial Officer of the Corporation, and individuals reporting directly to either of the foregoing (all of the foregoing, the "Executive Officers"), the successors to any Executive Officers and any removal of (or a material change in compensation of) any Executive Officer.

3. Delegation to Committees. Delegation of any powers and authority of the Board to a committee of the Board (other than the Strategic Review Committee as provided in this Certificate).

4. Acquisition or Disposition of Assets. Any acquisition or disposition of assets, properties or rights, including divestitures, and any other capital expenditures by the Corporation or any of its Subsidiaries not included in the Business Plan or any authorized modification or amendment thereto in one transaction or a series of related transactions which in the aggregate represent more than $75 million in value. The Strategic Committee shall not have the right to approve or disapprove of any acquisition made in accordance with the express provisions of the LLC Agreement unless required thereby.

5. Additional Capital Calls. Any capital contributions to the Corporation or its Subsidiaries by any stockholder of the Corporation (other than such stockholder's initial capital contribution to the Operating Company and other capital contributions required by the LLC Agreement).

6. Dividends. Any declaration or payment of any dividend or other distribution, direct or indirect, on account of any stock or other securities of the Corporation or its Subsidiaries except as provided in the LLC Agreement or as required by the organizational documents of any such Subsidiary.

7. Auditors. The appointment of auditors of the Corporation or its Subsidiaries.

8. Tax and Accounting Policies. Any material changes in the tax and accounting policies of the Corporation or its Subsidiaries.

9. Disposition of Assets. Any sale, lease, exchange or other disposition, directly or indirectly, of all or substantially all of the Corporation's or any of its Subsidiaries' rights, properties, businesses, licenses or other assets.

10. Indebtedness. Obtaining financing or refinancing for, or otherwise incurring any Indebtedness on behalf of, the Corporation or any of its Subsidiaries in excess of the amounts set forth in, or contemplated by, the Business Plan plus an additional 10% of the Corporation's latest twelve months gross revenues.

11. Dealings with Affiliates. Entering into any transaction, agreement or arrangement (or series of related transactions, agreements or arrangements) with any Ultimate Parent Entity, or Affiliate of an Ultimate Parent Entity (other than the Corporation and its Subsidiaries) involving aggregate consideration in excess of $100,000 or more in the aggregate, except for any such agreement for the acquisition of goods and services pursuant to any tariff or other rate approved by a governmental or regulatory authority, court, agency, commission, body or other similar governmental entity, and except as expressly contemplated by an Ancillary Agreement.

12. Change in Company or Brand Name. Any change in the company name of the Corporation or its Subsidiaries or the brand name used by the Operating Company.

13. Headquarters. The location or relocation of company headquarters for the Corporation or its Subsidiaries.

14. New Technology Purchases. Entering into or taking any action to enter into any agreements or arrangements on behalf of the Corporation or any of its Subsidiaries involving the purchase of new or additional technology involving aggregate consideration in excess of $50 million or more in any year or otherwise material to the Business.

15. Change in Positions. Any adoption of or change in regulatory policies or public advocacy positions of the Corporation or its Subsidiaries in any manner that an Ultimate Parent Entity reasonably deems to be inconsistent with or adverse to such policies or positions supported by such Ultimate Parent Entity.

16. New Products and Services. The creation, provision and introduction by the Corporation or any of its Subsidiaries of any new Wireless Services, including any new wireless voice and data Network Services and products, on the local, regional or national and or any activities related thereto.

17. Change of Organization. Making or approval of any material changes in the corporate, partnership or limited liability company organization or structure of the Corporation or its Subsidiaries.

18. Employee Policies. Adopting or making or approval of any material changes in employee benefit or compensation plans or policies of the Corporation or its Subsidiaries or in any collective bargaining agreements.

19. Material Agreements. Except pursuant to an express provision in the Ancillary Agreements, the Corporation or its Subsidiaries entering into any transaction, agreement or arrangement, or series of related transactions, agreements or arrangements, in excess of $50 million or otherwise material to the Business.

20. Non-competition and Non-solicitation. The entry by the Corporation or its Subsidiaries into any non-competition or non-solicitation agreement.

21. Selection of Information Systems and Hardware. The selection of billing, customer care and management information systems and hardware by the Corporation or its Subsidiaries, to the extent such systems and hardware affect the ability of SBC or BellSouth, as the case may be, to offer Packages, joint marketing or single bill capabilities.

22. Amendment to Governing Documents. Any amendment, modification, waiver or repeal of any provisions of this Certificate of Incorporation or the By-laws of the Corporation or any organizational documents for any Subsidiary of the Corporation.

23. Amendment of Ancillary Agreements. Any amendment, modification or waiver of any of the Ancillary Agreements to which the Corporation or any of its Subsidiaries is a party.

24. Issuances of Equity Securities. The authorization or issuance of any equity securities (and the terms thereof) of the Corporation or any of its Subsidiaries, except for (i) issuances of equity to the Corporation by a wholly owned Subsidiary of the Corporation, (ii) as expressly contemplated by the Ancillary Agreements, or (iii) as expressly contemplated by the Business Plan.

25. Merger of the Corporation. Any merger, consolidation, share exchange, reorganization or other business combination or any dissolution or liquidation of the Corporation or any of its Subsidiaries, whether or not the Corporation or such Subsidiary is the surviving entity.

26. Conduct of Business. The engagement by the Corporation or its Subsidiaries in any line of business other than the Business.

27. Bankruptcy. Instituting proceedings to adjudicate the Corporation or any Subsidiary a bankrupt, or consent to the filing of a bankruptcy proceeding against the Corporation or any Subsidiary, or file a petition or answer or consent seeking reorganization of the Corporation or any Subsidiary under the Federal Bankruptcy Act or any other similar applicable federal or state law, or consent to the filing of any such petition against the Corporation or any Subsidiary, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Corporation or any Subsidiary or of its property, or make an assignment for the benefit of creditors of the Corporation or any Subsidiary's inability to pay its debts generally as they become due.

                               STATE OF DELAWARE

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF

                             ALLOY MANAGEMENT CORP.


         Alloy Management Corp., a Delaware Corporation, hereby certifies as follows:

         FIRST. The date of filing of its original certificate of incorporation with the Secretary of State was April 11, 2000 and the date of the filing of the Restated Certificate of Incorporation with the Secretary of State was October 2, 2000.

         SECOND. This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware by written consent of all the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD. The text of the certificate of incorporation is hereby amended to read herein as set forth below:

                  "The name of the corporation is: Cingular Wireless Management Corp."

         IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation, which has been duly adopted by the Board of Directors and consented to in writing and authorized by the holder of all of the issued and outstanding shares entitled to vote thereon and was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, to be signed as of the 23rd day of October, 2000.


                                    ALLOY MANAGEMENT CORP.


                                    By: /s/ Joaquin R. Carbonell
                                       ----------------------------------------
                                       Joaquin R. Carbonell, Senior Vice
                                       President and General Counsel

                               STATE OF DELAWARE

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF

                       CINGULAR WIRELESS MANAGEMENT CORP.


         Cingular Wireless Management Corp., a Delaware corporation, hereby certifies as follows:

         FIRST. The date of filing of its original certificate of incorporation with the Secretary of State was April 11, 2000. The date of the filing of the Restated Certificate of Incorporation with the Secretary of State was October 2, 2000 and the date of filing of the Certificate of Amendment of Restated Certificate of Incorporation was October 31, 2000.

         SECOND. This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware by written consent of all the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD. The text of the certificate of incorporation is hereby amended to read herein as set forth below:

                  "The name of the corporation is: Cingular Wireless
                  Corporation."

         IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation, which has been duly adopted by the Board of Directors and consented to in writing and authorized by the holders of all of the issued and outstanding shares entitled to vote thereon and was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, to be signed as of the 16th day of April, 2001.


                                   CINGULAR WIRELESS MANAGEMENT CORP.


                                   By: /s/ ELIZABETH A. MUSSELL
                                      ----------------------------------------
                                      Elizabeth A. Mussell, Assistant Secretary

                           CONSENT TO THE USE OF NAME


         The undersigned, Elizabeth A. Mussell, Assistant Secretary of Cingular Wireless LLC (the "Company") and Cingular Wireless Management Corp., the Manager of the Company, certifies as follows:

         1.       Cingular Wireless Management Corp. is the Manager of the
                  Company.

         2. The Company consents to the use of the corporate name "Cingular Wireless Corporation" by Cingular Wireless Management Corp.

         IN WITNESS WHEREOF, the undersigned has executed this consent as of the 16th day of April, 2001.


                                    CINGULAR WIRELESS LLC

                                    /s/ ELIZABETH A. MUSSELL
                                    -------------------------------------------
                                    By: Elizabeth A. Mussell, Assistant
                                        Secretary of Cingular Wireless LLC and
                                        its Manager, Cingular Wireless
                                        Management Corp.

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE AND OF REGISTERED AGENT


It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is CINGULAR WIRELESS CORPORATION.

         2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

         3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

         4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on May 31, 2001.

                                      /s/ ELIZABETH A. MUSSELL
                                      -----------------------------------------
                                      Elizabeth A. Mussell, Assistant Secretary